U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

Morgan Stanley Dean Witter & Co.
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     (Last)                         (First)                      (Middle)

1585 Broadway
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                                   (Street)

New York                            New York                          10036
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     11/13/1998
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Ramco-Gershenson Properties Trust (RPT)
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

         Director                                 X   10% Owner
    ---                                          ---

         Officer (give title below)                   Other (specify below)
    ---                                          ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     Form filed by One Reporting Person
----

 X   Form filed by More than One Reporting Person
----


             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                                        (Over)
                                                               SEC 1473 (7-96)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-   5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or      ship         of In-
                                      Date (Month/Day/ Year)         Derivative Security        Exercise     Form of      direct
                                      -------------------------         (Instr. 4)              Price of     Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative   ative        ficial
                                      Exer-          tion             Title           Amount    Security     Security:    Owner-
                                      cisable        Date                             or                     Direct       ship
                                                                                      Number                 (D) or      (Instr. 5)
                                                                                      of                     Indirect
                                                                                      Shares                 (I)
                                                                                                             (Instr. 5)
 -----------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred                                  Common Shares of      76,746    N/A           I         (1)
   Shares of Beneficial Interest   Immed.         NA            Beneficial Interest,
                                                                $.01 par value
                                                                per share

Series A Convertible Preferred                                  Common Shares of         295    N/A           I         (2)
   Shares of Beneficial Interest   Immed.         NA            Beneficial Interest,
                                                                $.01 par value
                                                                per share

Series A Convertible Preferred                                  Common Shares of       3,463    N/A           I         (3)
   Shares of Beneficial Interest   Immed.         NA            Beneficial Interest,
                                                                $.01 par value
                                                                per share

Series A Convertible Preferred                                  Common Shares of       4,618    N/A           I         (4)
   Shares of Beneficial Interest   Immed.         NA            Beneficial Interest,
                                                                $.01 par value
                                                                per share


Explanation of Responses:

See Attachment for footnotes.

        Morgan Stanley Dean
           Witter & Co.

 /s/ Bruce Bromberg                                      November 23, 1998
 -------------------------------                       ------------------------
 **Signature of Reporting Person                                Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                                                     ATTACHMENT

                       REPORTING PERSONS AND SIGNATURES

         COMPANY                                                 ADDRESS

MORGAN STANLEY DEAN WITTER & CO.                             1585 Broadway
(See Form 3 for signature of this Reporting Person)          New York, NY 10036



is a Reporting Person through its interest in the following entity:

MORGAN STANLEY ASSET MANAGEMENT INC.                         1221 Avenue of the
                                                               Americas
                                                             New York, NY 10020


By: /s/ Don Ryan
   ------------------------------
 Name:  Don Ryan
 Title: Vice President



(1) These securities are indirectly beneficially owned by Morgan Stanley Dean Witter & Co. ("MSDW") through its interest in its indirect wholly-owned subsidiary, MS Real Estate Special Situations Inc.

(2) These securities are indirectly beneficially owned by MSDW through its interest in Morgan Stanley Real Estate Special Situations Investors, L.P. which is a partnership.

(3) These securities are indirectly beneficially owned by MSDW through its interest in Morgan Stanley Real Estate Special Situations Fund I, L.P. which is a partnership.

(4) These securities are indirectly beneficially owned by MSDW through its interest in Morgan Stanley Real Estate Special Situations Fund II, L.P. which is a partnership.